EXHIBIT 11


                               T R FINANCIAL CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                              Three Months Ended
                                                                                   March 31,
                                                              ---------------------------------------------------
                                                                     1997                      1996
                                                                     ----                      ----


1.   Net income                                                 $ 7,764,000                $7,184,000
                                                                ===========                ==========

2.   Weighted average common
     shares outstanding                                          16,347,434                16,782,132

3.   Pro rata allocation to
     interim periods of ESOP
     shares to be allocated on
     December 31st of each year                                      28,972                    32,496

4.   Common stock equivalents
     attributable to dilutive effect
     of stock options                                             1,193,348                 1,145,844
                                                                -----------               -----------

5.   Total weighted average
     common shares and
     equivalents outstanding for
     primary earnings per share
     computations                                                17,569,754                17,960,472
                                                             ==============              ============

6.   Primary earnings per share                              $         0.44              $       0.40
                                                             ==============              ============


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